Mike Kojaian
                               C. Michael Kojaian
                             1400 N. Woodward Avenue
                                    Suite 250
                           Bloomfield Hills, MI 48304



                                 August 30, 1999

Heinz C. Prechter
One Heritage Place
Suite 400
Southgate, MI 48195

Re: Purchase of JPE, Inc. Capital Stock

Dear Heinz:

     1. Background. As you are aware, Kojaian Holdings LLC, a Michigan limited liability company (100% owned by Mike Kojaian ("Mike") and C. Michael Kojaian ("Michael")) owns 4,720,710 common shares and 976,176.095 First Series Preferred Shares of JPE, Inc., a Michigan corporation (collectively, the "Kojaian Shares").

     2. Share Purchase. This letter confirms our agreement that you or ASC Holdings LLC, a Michigan limited liability company (100% owned by you) (as applicable, the "Purchaser"), shall acquire all of the Kojaian Shares from Kojaian Holdings LLC. The purchase price for the Kojaian Shares shall be $9,200,000 (the "Purchase Price").

     3. The Closing. The Closing shall take place on August 31, 1999, or if a longer time is required under applicable law, within three business days after the latter of the earliest date permissible under applicable law (the "Closing Date"). At the closing, (a) you shall pay Kojaian Holdings LLC the Purchase Price by wire transfer of cash and (b) Kojaian Holdings LLC shall deliver the certificates representing the Purchased Shares, duly endorsed in blank (or accompanied by assignments separate from certificate, duly endorsed in blank).

     4. Termination of Shareholder Agreement. The Shareholder Agreement between Kojaian Holdings LLC and ASC Holdings LLC dated May 27, 1999 is hereby terminated.

     5. Approvals. The closing of the transaction is subject to the termination of the applicable Hart-Scott-Rodino waiting period. The parties shall cooperate in the preparation of any and all filings required by Hart-Scott-Rodino, which filings shall be prepared by legal counsel for Kojaian Holdings LLC.

     6. No Waiver. No waiver of any breach of any provision of this letter agreement shall be deemed a waiver of any preceding or succeeding breach or of any other provision of this letter agreement. No extension of time for performance of any obligations or acts under this letter agreement shall be deemed an extension of the time for performance of any other obligations or acts under this letter agreement.

     7. Successors and Assigns. This letter agreement shall bind and inure to the benefit of the parties and their successors and assigns; provided that neither party may assign this letter agreement without the prior written consent of the other.

     8. Severability. The provisions of this letter agreement shall be deemed severable, and if any provision or part of this letter agreement is held illegal, void or invalid under applicable Law, such provision or part may be construed or deemed changed by a court of competent jurisdiction to the extent reasonably necessary to make the provision or part as so construed or changed, legal, valid and binding. If any provision of this letter agreement is held illegal, void or invalid in its entirety, the remaining provisions of this letter agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

     9. Entire Agreement. This letter agreement contains the entire agreement of the parties with respect to this matter and supersedes the letter agreements regarding the JPE, Inc. Put dated May 27, 1999, and the Restated and Amended JPE, Inc. Put dated July 27, 1999. This letter agreement may be altered or amended only by an instrument in writing, duly executed by each party.

     10. Cost of Litigation. If any party breaches this letter agreement and if counsel is employed to enforce this letter agreement, the successful party shall be entitled to Fees and Costs (as defined in the Investment Agreement dated April 28, 1999 among Kojaian Holdings LLC, ASC Holdings LLC and JPE, Inc.) associated with such enforcement.

        11. Interpretation. This letter agreement is being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this letter agreement shall not necessarily be construed against any particular party as the drafter of such language.

     12. Counterparts. This letter agreement may be executed in counterparts (by facsimile transmission or otherwise), each of which when so executed shall be deemed an original, but both of such counterparts together shall constitute one and the same instrument.

     13. Applicable Law; Venue. This letter agreement shall be construed in accordance with and governed by the laws of the State of Michigan without regard to principles of conflicts of laws. The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of or relating to this letter agreement and that all litigation arising out of or relating to this letter agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County Circuit Court.

     14. Expenses. Except as otherwise provided in this letter agreement, each party shall bear his or its own expenses in connection with this letter agreement, including costs and expenses of his or its respective attorneys, accountants, consultants and other professionals. Notwithstanding the foregoing, the Purchaser shall pay (a) all costs, filing fees and expenses incurred in connection with meeting the requirements of Hart-Scott-Rodino, and (b) any applicable transfer or other taxes of any kind whatsoever imposed on the parties due to the consummation of this agreement.

                              Sincerely,

                              /s/ Mike Kojaian
                              --------------------------------
                              Mike Kojaian

                              /s/ C. Michael Kojaian
                              --------------------------------
                              C. Michael Kojaian


                              Kojaian Holdings LLC

                              By:   /s/ Mike Kojaian
                                    --------------------------
                                    Mike Kojaian, Its Member

                              By:   /s/ C. Michael Kojaian
                                    --------------------------
                                    C. Michael Kojaian, Its Member


Accepted and agreed to as of
August 30, 1999:

By:  /s/ Heinz C. Prechter
     ---------------------------
     Heinz C. Prechter


ASC Holdings LLC

By:  /s/ Heniz C. Prechter
     ---------------------------
     Heinz C. Prechter, Its Member